EXHIBIT 99.1


2


Gasco
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Energy

For Release at 7:00 AM EST on Monday, January 24, 2005
          GASCO ENERGY EXPECTS PRELIMINARY RESERVE ESTIMATES TO EXCEED
                        40 BILLION CUBIC FEET EQUIVALENT

DENVER - January 24, 2005 - Gasco Energy (AMEX: GSX) today announced that it expects preliminary year-end 2004 reserve estimates to exceed 40 billion cubic feet equivalent of natural gas. This compares to year-end 2003 proved reserves of 14.2 Bcfe. Proved reserve estimates, engineered by Netherland Sewell and Associates, Gasco's independent, third-party reservoir engineering consultants, should be available in early February.

The preliminary reserve estimates are provided in advance of a Gasco marketing trip during which management will be meeting with sell-side analysts and institutional investors during the week of January 24, 2005. Slides used during the presentations can be accessed at www.gascoenergy.com on the morning of January 24, 2005.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 8.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2004.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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